EXHIBIT 99.1

Palatin Presents Initial Dry Eye Disease Phase 3 Clinical Data at the Association of Research in Vision and Ophthalmology 2023 Annual Conference

-              Poster data demonstrates PL9643 positive effects on signs and symptoms of  dry eye disease

-              Consistent clinical efficacy across multiple signs and symptoms of dry eye along with excellent safety and tolerability build a differentiating product profile

-              Melody-1 Phase 3 clinical study continuing patient enrollment - final data second half of 2023

CRANBURY, NJ – April 27, 2023 /PRNewswire/ – Palatin Technologies, Inc. (NYSE American: PTN), a biopharmaceutical company developing first-in-class medicines based on molecules that modulate the activity of the melanocortin receptor system, today announced the presentation of a poster entitled Effectiveness of PL9643 in Treating the Signs and Symptoms of Moderate to Severe Dry Eye Disease: Results From 2 Independent Clinical Trials at the Association of Research in Vision and Ophthalmology (ARVO) Annual Conference. The authors of the poster are George W. Ousler, MS, Robert Jordan, and Carl Spana, Ph.D. Mr. Ousler is an employee of Ora, Inc. and Mr. Jordan and Dr. Spana are employees of Palatin Technologies. The poster was presented by George Ousler on April 26, 2023 at the ARVO conference in New Orleans. The poster is available on Palatin’s website at www.palatin.com.

“The presented data supports our excitement about PL9643 ocular tolerability and broad efficacy and the potential for PL9643 to become a leading treatment for the many patients that deal with DED,” said Carl Spana, Ph.D., President and CEO of Palatin. The excellent ocular tolerability and efficacy across multiple signs and symptoms of DED distinguishes PL9643 from currently approved treatments for DED.”

The goal of the data analysis of the MELODY-1 Lead In patients was to confirm the optimal endpoints, hierarchy of the endpoints and number of patients for the final Phase 3 data analysis. The data analyses showed statistical significance for multiple sign and symptom endpoints. The currently planned sample size for MELODY-1 was selected to provide the optimal opportunity for PL9643 to demonstrate statistical significance for multiple sign and symptom endpoints. The PL9643 MELODY-1 Phase 3 study is expected to have topline data in the second half of 2023.

The poster presents data from a completed Phase 2 clinical trial and from the Lead In population of the ongoing Phase 3 MELODY-1 trial. The data analyses show PL9643 demonstrated effectiveness across multiple clinical signs and reduced symptomatic ocular pain indicating that PL9643 is having a positive affect across multiple regions of the eye, offering a potentially differentiating efficacy profile from currently available treatments for DED. The magnitude of the absolute difference between PL9643 and vehicle exceeds what has been reported for other approved products for several clinical sign and symptom endpoints.

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The safety results from the Phase 2 and initial Phase 3 analysis show that there are no ocular adverse events related to the use of PL9643 and no patients discontinued use of PL9643 because of tolerability issues.

“Based on the safety, ocular tolerability, and efficacy results from the clinical studies, PL9643 may fill an important unmet need in patients with DED,” said Michael Raizman, MD, practicing ophthalmologist and CMO of Palatin. “PL9643’s novel mechanism of action potentially protects the ocular surface from the damaging effects of inflammation and helps resolve ongoing inflammation.”

About Dry Eye Disease (DED)

Dry eye disease is a common inflammatory disease that, left untreated, can become extremely painful and lead to permanent damage to the cornea and vision. DED affects the cornea and conjunctiva of the eye resulting in irritation, redness, pain, and blurred vision. It is estimated to affect over 20 million people in the United States. The disease is characterized by insufficient moisture and lubrication in the anterior surface of the eye, leading to dryness, inflammation, pain, discomfort, irritation, diminished quality of life, and in severe cases, permanent vision impairment. Existing therapy for DED is generally regarded as inadequate by many physicians and patients, and often requires weeks or months to demonstrate activity.

About Melanocortin Receptor Agonists and Inflammation

The melanocortin receptor (“MCr”) system has effects on inflammation, immune system responses, metabolism, food intake, and sexual function. There are five melanocortin receptors, MC1r through MC5r. Modulation of these receptors, through use of receptor-specific agonists, which activate receptor function, or receptor-specific antagonists, which block receptor function, can have medically significant pharmacological effects. Many tissues and immune cells located throughout the body, including the gut, kidney and eye, express melanocortin receptors, empowering our opportunity to directly activate natural pathways to resolve disease inflammation.

Drugs based on melanocortin agonists have been approved by the FDA for treating several conditions, including female sexual dysfunction, inflammatory/autoimmune diseases, and rare forms of genetic obesity and.

About Palatin

Palatin is a biopharmaceutical company developing first-in-class medicines based on molecules that modulate the activity of the melanocortin receptor systems, with targeted, receptor-specific product candidates for the treatment of diseases with significant unmet medical need and commercial potential. Palatin’s strategy is to develop products and then form marketing collaborations with industry leaders to maximize their commercial potential. For additional information regarding Palatin, please visit Palatin’s website at www.Palatin.com and follow Palatin on Twitter at @PalatinTech.

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Forward-looking Statements

Statements in this press release that are not historical facts, including statements about future expectations of Palatin, such as statements about PL9643 clinical results are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995. Palatin intends that such forward-looking statements be subject to the safe harbors created thereby. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause Palatin’s actual results to be materially different from its historical results or from any results expressed or implied by such forward-looking statements. Palatin’s actual results may differ materially from those discussed in the forward-looking statements for reasons including, but not limited to, results of clinical trials, regulatory actions by the FDA and other regulatory and the need for regulatory approvals, Palatin’s ability to fund development of its technology and establish and successfully complete clinical trials, the length of time and cost required to complete clinical trials and submit applications for regulatory approvals, products developed by competing pharmaceutical, biopharmaceutical and biotechnology companies, commercial acceptance of Palatin’s products, and other factors discussed in Palatin’s periodic filings with the Securities and Exchange Commission. Palatin is not responsible for updating events that occur after the date of this press release.

Investor Inquiries:	Media Inquiries:
Stephen T. Wills, CPA, MST	Paul Arndt, MBA, LifeSci Advisors
CFO/COO (609) 495-2200	Managing Director (646) 597-6992
Info@Palatin.com	Paul@LifeSciAdvisors.com

Palatin Technologies® is a registered trademark of Palatin Technologies, Inc.

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